American Midstream Reports Third Quarter 2015 Financial Results
Partnership Provides Initial 2016 Guidance;
Adjusted EBITDA Expected to Increase Approximately 65 Percent in 2016

DENVER, CO – November 9, 2015 - American Midstream Partners, LP (NYSE: AMID) (the "Partnership") today reported financial results for the three and nine months ended September 30, 2015.

Third quarter highlights:

•	Generated Adjusted EBITDA[1] of $15.8 million and $45.9 million for the three and nine months ended September 30, 2015, respectively, an increase of approximately 75 percent over prior-year periods;

•
Continued to execute on long-term growth strategy with the acquisition of a minority interest in Delta House from an affiliate of ArcLight Capital Partners, partially funded with net proceeds from a public offering of 7.5 million common units;

•	De-leveraged the balance sheet and improved financial flexibility, including a 50 percent increase in borrowing capacity under the revolving credit facility to $750 million; and

•	Maintained distribution per unit of $0.4725 for the third quarter.

Initial 2016 guidance:

•	2016 Adjusted EBITDA[1] in a range of $105 million to $120 million, an increase of approximately 65 percent year-over-year;

•	Distributable Cash Flow[1] in a range of $70 million to $85 million, an increase of approximately 50 percent year-over-year;

•	Growth capital expenditures in a range of $45 million to $55 million;

•	Distribution coverage in a range of 1.1 to 1.2 times; and

•	Leverage in a range of 4.0 to 4.5 times.

1Indicates a non-GAAP financial measure.

FINANCIAL RESULTS

Gross margin1 for the three months ended September 30, 2015 was $29.1 million, an increase of $7.8 million, or 36.6 percent, from $21.3 million in the prior-year period. For the nine months ended September 30, 2015, gross margin was $95.2 million compared to $66.6 million in the prior-year period, an increase of $28.6 million, or 42.9 percent. The increase in gross margin for the three and nine months ended September 30, 2015 was primarily due to incremental gross margin in the Partnership's Gathering and Processing segment from the 2014 Costar Midstream and Lavaca system acquisitions and related organic growth projects.

Adjusted EBITDA for the three and nine months ended September 30, 2015 was $15.8 million and $45.9 million, respectively, compared to $9.0 million and $26.4 million for the same periods in 2014, increases of 75.6 percent and 73.9 percent, respectively. The increases were primarily related to the above-mentioned acquisitions, including organic growth projects associated with the acquisition, and incremental earnings from unconsolidated affiliates, including Main Pass Oil Gathering (“MPOG”) and Delta House.

Distributable cash flow ("DCF") for the three and nine months ended September 30, 2015 was $11.0 million and $32.4 million, respectively, representing distribution coverage ratios of 0.68 and 0.79, respectively, including the impact of 7.5 million common units issued in September 2015 to partially fund the Delta House acquisition. The third quarter 2015 distribution of $16.3 million, or $0.4725 per common unit, remains unchanged from the third quarter 2014 distribution and will be paid November 13, 2015 to unitholders of record as of November 4, 2015.

Reconciliations of the non-GAAP financial measures gross margin, Adjusted EBITDA, and DCF to net income (loss) attributable to the Partnership, the most directly comparable GAAP financial measure, are provided at the end of this press release.

Net loss attributable to the Partnership for the three and nine months ended September 30, 2015 was $4.7 million and $5.9 million, respectively, compared to net loss of $2.5 million and $3.7 million for the same periods in 2014. The increase in net loss attributable to the Partnership was primarily attributable to additional interest expense incurred in the quarter and year-to-date, as well as higher depreciation, amortization and accretion expenses related to incremental fixed assets associated with acquisitions and organic growth projects. These changes were partially offset by higher incremental earnings in unconsolidated affiliates.

BUSINESS HIGHLIGHTS

Delta House - On September 18, 2015, the Partnership acquired a 12.9 percent non-operated minority interest in Delta House from an affiliate of ArcLight Capital Partners LLC ("ArcLight"). Delta House is a fee-based, semi-submersible floating production system with associated oil and gas export pipelines in the deepwater Gulf of Mexico with nameplate capacity of 80,000 barrels of oil per day ("Bbl/d") and 200 million cubic feet of gas per day ("MMcf/d"). The purchase price of $162 million equated to an Adjusted EBITDA multiple of approximately five times for the twelve months following the acquisition and full-year 2016 and was immediately accretive to the Partnership's current distribution. The acquisition was funded using a combination of net proceeds from the 7.5 million common unit offering and borrowings under the revolving credit facility. Eight wells are currently online, which exceeds original expectations, with volumes of approximately 70,000 Bbl/d and 150 MMcf/d. Delta House is expected to operate at or above nameplate capacity for a minimum of four years beginning in early 2016.

Republic Midstream Crude Oil System - The Partnership previously executed an option agreement with a right to acquire a 50 percent interest in Republic Midstream, LLC (“Republic”), a crude oil gathering, storage, blending, and intermediate takeaway system in the Eagle Ford being developed by an affiliate of ArcLight. Construction of the system is nearly complete, and the system is expected to commence operations in early 2016. As a result of current market conditions and the anchor producer customer’s current drilling program, the timing of a potential future drop-down of the system is uncertain.

Capital Markets

Public Issuance of Common Units - On September 15, 2015, the Partnership executed a public offering of 7.5 million common units for net proceeds of approximately $81 million.

Increase in Borrowing Capacity on Revolving Credit Facility - On September 18, 2015, the Partnership executed an amendment to its revolving credit facility to increase borrowing capacity by 50 percent, from $500 million to $750 million, with the option to further increase borrowing capacity to $900 million. The Partnership expects to use the credit facility to fund growth and for other general partnership purposes.

Gathering and Processing Segment

Bakken Crude Oil Gathering System - The Bakken crude oil gathering and transportation system commenced initial operations during the third quarter of 2015 and reached full operations in early fourth quarter of 2015. The 50-mile Bakken system is located in the core of McKenzie County, North Dakota and has a design capacity of up to 40,000 Bbl/d of crude oil for delivery to an interstate pipeline. The system primarily serves an anchor producer and the Partnership expects to add third-party trucked volumes to the system in the near future.

Longview rail facility - Construction of the rail facility is nearly complete, with operations expected to commence in the fourth quarter of 2015 with initial capacity up to 4,500 Bbl/d for receipt of off-spec product and delivery of natural gas liquids ("NGLs") and marketable condensate. The rail terminal is located adjacent to the Longview processing facility in East Texas and has the potential for expansion, including additional transloading facilities and the option to add unit train capacity.

Permian off-spec treatment facility - Construction of the off-spec facility, a 50/50 joint venture with EnLink Midstream Partners, LP ("EnLink Midstream"), will expand an existing rail terminal and fractionator owned by EnLink Midstream near Midland, Texas, allowing for the receipt of off-spec condensate and NGLs to be treated and sold via pipeline, truck and rail. The facility is the first of its kind in the region and will consist of 5,000 Bbl/d off-spec and 5,000 Bbl/d condensate treating facilities. Construction is expected to be complete by EnLink Midstream in early 2016 with operations commencing in the second quarter of 2016, a shift from original expectations due to vendor equipment delays.

Transmission Segment

Midla-Natchez Pipeline - On June 29, 2015, the Partnership filed with the Federal Energy and Regulatory Commission (“FERC”) for authorization to construct the Midla-Natchez pipeline. The Midla-Natchez pipeline will replace the existing 1920s vintage Midla pipeline with a new, 12-inch pipeline extending approximately 50 miles from Winnsboro, Louisiana to Natchez, Mississippi. The Partnership expects to receive final FERC approval to construct the system in the fourth quarter of 2015, begin construction in the first half of 2016, and commence service in late 2016.

High Point Lateral - In February 2015, the Partnership executed a 15-year, fee-based agreement to construct a 15-mile extension of the High Point system to serve an existing refinery customer in southeast Louisiana. Construction timing has shifted to early 2016 due to permitting delays, and service is currently expected to begin in mid-2016.

Terminals Segment

Harvey - Terminal storage capacity at Harvey increased to 535,200 barrels with the completion of 300,000 barrels of incremental storage capacity year-to-date, all of which is leased under multi-year, firm storage contracts. The deepwater ship dock was completed in July 2015 and can now accommodate ocean-bound vessels in one of the world’s busiest ports. Harvey has the potential for more than two million barrels of capacity when fully developed, and construction of an additional 250,000 barrels of storage capacity is underway and expected to be complete in the first quarter of 2016.

2015 ADJUSTED EBITDA, DCF, AND GROWTH CAPITAL EXPENDITURE FORECAST

The Partnership updated its forecast for 2015 Adjusted EBITDA and DCF to a range of $65 million to $70 million and $50 million to $55 million, respectively. Forecast revisions include the impact of delayed start-up for the Permian off-spec, Longview rail, and Bakken projects, and lower-than-expected off-spec volumes in East Texas, partially offset by distributions from Delta House. The 2015 forecast is based on the Partnership's current expectations of operational volumes and prices for crude oil, natural gas, natural gas liquids, and derivative instruments outstanding. Growth capital expenditures in 2015, which exclude capital for maintenance, are forecast to be approximately $125 million, which primarily includes capital expenditures associated with construction of the Lavaca system, Permian off-spec facility, Bakken system, and Longview rail facility as well as the ongoing build-out of the Harvey terminal and initial construction activities for the Midla-Natchez pipeline, among other organic growth projects.

INITIAL 2016 ADJUSTED EBITDA, DCF, AND GROWTH CAPITAL EXPENDITURE FORECAST

The Partnership’s initial forecast for 2016 Adjusted EBITDA is in a range of $105 million to $120 million and DCF in a range of $70 million to $85 million, with distribution coverage forecasted in a range of 1.1 to 1.2 times and leverage in a range of 4.0 to 4.5 times. The initial 2016 forecast is based on current expectations of operational volumes and current strip pricing for crude oil, natural gas, and natural gas liquids. 2016 forecasted Adjusted EBITDA and DCF does not include the benefit of potential acquisitions, drop downs, or asset development projects. Growth capital expenditures in 2016, which exclude capital for maintenance, are forecasted to be in a range of $45 million to $55 million and primarily includes the construction of organic growth projects.

	2016 Guidance	2015 Guidance	Percent change
	(millions)		(at the midpoint)
Adjusted EBITDA	$105 - $120	$65 - $70	66.7%
Distributable Cash Flow	$70 - $85	$50 - $55	47.6%
Growth Capital Expenditures	$45 - $55	$125	(60.0)%
EXECUTIVE COMMENTARY
"The successful execution of our growth strategy continues to diversify the Partnership," said Steve Bergstrom, Executive Chairman, President and Chief Executive Officer. "While third quarter financial results were impacted primarily by lower-than-expected contributions from certain assets and start-up delays on several organic growth projects, we closed the acquisition of a minority interest in Delta House, executed a common unit offering, and increased the borrowing capacity under our revolving credit facility by 50 percent. Our primary near-term focus is completing fee-based expansion and development projects that contribute to year-over-year growth in Adjusted EBITDA and position us for ongoing long-term success in key resource plays in the U.S.
"Looking ahead, our initial guidance for 2016 includes the full-year benefit of 2015 growth projects and acquisitions, including expansions of the Harvey terminal, completion of the Bakken, Longview rail, Permian, and High Point lateral projects, and importantly, the recently acquired minority interest in Delta House. We are forecasting strong year-over-year growth in Adjusted EBITDA of approximately 65 percent in 2016 compared to 2015, which follows strong forecasted growth of approximately 50 percent in 2015 compared to 2014. Importantly, we are forecasting distribution coverage of 1.1 to 1.2 times and leverage in the low-to-mid 4 times range, with no assumed capital markets transactions other than modest proceeds from our At-the-Market equity issuance program. It is also important to note that our initial 2016 guidance does not include drop downs or third-party acquisitions. However, if market conditions improve, we continue to have access to growth opportunities not contemplated in our initial guidance.
"Over the past two years, the Partnership has transformed from a primarily Gulf-Coast, commodity-exposed midstream operator to a geographically diversified, fee-based MLP operating in key resource plays in the U.S. With the ongoing support of ArcLight, we have an inventory of significant growth opportunities and we remain committed to delivering long-term, sustainable distribution growth to unitholders."

SEGMENT PERFORMANCE

Gross Margin	Three months ended September 30,		Nine months ended September 30,		Percent change
	(millions)		(millions)		quarter	year-to-date
	2015	2014	2015	2014
Gathering and Processing	$18.4	$10.5	$59.7	$31.1	75.2%	92.0%
Transmission	$7.6	$8.6	$27.0	$29.0	(11.6)%	(6.9)%
Terminals	$3.1	$2.2	$8.6	$6.5	40.9%	32.3%

Gathering and Processing - The Gathering and Processing segment provides "wellhead-to-market" services to producers of natural gas and oil, which include transporting raw natural gas from the wellhead through gathering systems, treating the raw natural gas, processing raw natural gas to separate NGLs from the natural gas, fractionating NGLs, and selling or delivering pipeline-quality natural gas and NGLs to various markets and pipeline systems.

Segment gross margin for the Gathering and Processing segment was $18.4 million and $59.7 million for the three and nine months ended September 30, 2015, respectively, compared to $10.5 million and $31.1 million for the same periods in 2014. The increase in gross margin was primarily attributable to incremental gross margin from the Costar-acquired assets, including incremental margin from the Bakken system that commenced initial operations in the third quarter 2015, and higher gross margin from the Lavaca system in the Eagle Ford.

Natural gas throughput volumes averaged 332.1 MMcf/d and 344 MMcf/d for the three and nine months ended September 30, 2015, respectively, compared to 229.8 MMcf/d and 259.9 MMcf/d for the same periods in 2014. Processed NGLs averaged 203.1 thousand gallons per day ("Mgal/d") and 254.4 Mgal/d for the three and nine months ended September 30, 2015, respectively, compared to 39.1 Mgal/d and 39.5 Mgal/d for the same periods in 2014. The increase in natural gas throughput volumes for the reported periods was primarily attributable to the addition of the Costar assets and higher throughput volumes on the Lavaca system of approximately 120 MMcf/d, partially offset by lower throughput volumes from the Partnership's legacy assets. The increase in processed NGLs for the three and nine months ended September 30, 2015 was primarily attributable to the addition of the Longview operations as part of the Costar acquisition.

Transmission - The Transmission segment transports and delivers natural gas from producing wells, receipt points, or pipeline interconnects to pipeline or end-use markets primarily under fee-based and firm transportation agreements.

Segment gross margin for the Transmission segment was $7.6 million and $27.0 million for the three and nine months ended September 30, 2015, respectively, compared to $8.6 million and $29.0 million for the same periods in 2014. The decrease in gross margin for the reported periods was attributable to changes in pipeline imbalances and lower interruptible transportation margins, partially offset by slightly higher average throughput volumes over the prior-year periods.

Total natural gas throughput volumes averaged 693.8 MMcf/d and 733.4 MMcf/d for the three and nine months ended September 30, 2015, respectively, compared to 683.8 MMcf/d and 770.6 MMcf/d for the same periods in 2014. Lower throughput volumes for the reported periods were primarily attributable to lower throughputs on the legacy Midla system, seasonally lower demand on certain systems, as expected, and offshore producer and pipeline maintenance activities on the High Point System.

Terminals - The Terminals segment provides above-ground, fee-based storage services at the Partnership's marine terminals to support various commercial customers, including commodity brokers, refiners and chemical manufacturers to store a range of products, including petroleum products, distillates, and agricultural products.

Segment gross margin for the Terminals segment was $3.1 million and $8.6 million for the three and nine months ended September 30, 2015, respectively, compared to $2.2 million and $6.5 million for the same periods in 2014. The increase in gross margin was primarily attributable to increases in contracted storage capacity and contractual storage rate escalations.

BALANCE SHEET

As of September 30, 2015, the Partnership had $510.0 million outstanding under its senior secured revolving credit facility and its consolidated total leverage ratio under the credit facility was 4.4 times. For the three months ended September 30, 2015, capital expenditures totaled $32.2 million, which included $3.3 million for maintenance capital. Third quarter 2015 capital expenditures were primarily attributable to construction of the Bakken system, Longview rail facility, Permian off-spec treatment facility, and ongoing build-out of the Harvey terminal.

DERIVATIVES

The Partnership enters into derivative agreements to hedge exposure to commodity prices associated with natural gas, NGLs, and crude oil. As of September 30, 2015, approximately 31 percent and 34 percent of the Partnership's expected exposure to NGL and oil prices by volume, respectively, was hedged through the end of 2015. Details regarding the Partnership's hedge program are found in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which was filed with the Securities and Exchange Commission ("SEC") on November 9, 2015.

CONFERENCE CALL INFORMATION

The Partnership will host a conference call at 10:00 a.m. Eastern Time on Tuesday, November 10, 2015 to discuss these results. The call will be webcast and archived on the Partnership’s website for a limited time.

Dial-In Numbers:    (877) 201-0168 (Domestic toll-free)
(647) 788-4901 (International)
Conference ID:        51403690
Webcast URL:        www.AmericanMidstream.com under Investor Relations

Non-GAAP Financial Measures

This press release and the accompanying tables, include financial measures in accordance with U.S. generally accepted accounting principles, or GAAP, as well as non-GAAP financial measures, including “Adjusted EBITDA,” “Gross Margin,” and “Distributable Cash Flow.” The tables included in this press release include reconciliations of these non-GAAP financial measures to the nearest comparable GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is set forth in Appendix A attached to this press release. This press release does not include a reconciliation of forecasted Adjusted EBITDA or forecasted DCF to forecasted net income (loss) attributable to the Partnership because applicable information on which this reconciliation is based is not readily available. Accordingly, such a reconciliation is not available at this time without unreasonable effort.

About American Midstream Partners, LP

Denver-based American Midstream Partners, LP is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of midstream energy assets. The Partnership provides midstream services in Texas, North Dakota, and the Gulf Coast and Southeast regions of the United States. For more information about American Midstream Partners, LP, visit www.AmericanMidstream.com.

Investor Contact

Allysa Howell, (303) 942-2359
AHowell@AmericanMidstream.com
Investor Relations Manager

Forward-Looking Statements

This press release includes forward-looking statements. These statements relate to, among other things, projections of operational volumetrics and improvements, growth projects, cash flows and capital expenditures. We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," "potential," "line-of-sight," and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations and future growth involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors which are described in greater detail in our filings with the SEC. Construction of the growth projects described in this press release is subject to risks beyond our control including cost overruns and delays resulting from numerous factors.  In addition, we face risks associated with the integration of acquired businesses, decreased liquidity, increased interest and other expenses, assumption of potential liabilities, diversion of management’s attention, and other risks associated with growth and acquisitions, if consummated. Please see our Risk Factor disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 10, 2015, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed with the SEC on November 9, 2015. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	September 30, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$—	$499
Accounts receivable	4,966	4,924
Unbilled revenue	16,065	24,619
Risk management assets	1,177	688
Other current assets	7,136	15,554
Current deferred tax assets	3,326	3,086
Total current assets	32,670	49,370
Property, plant and equipment, net	638,939	582,182
Goodwill	134,853	142,236
Intangible assets, net	102,052	106,306
Investment in unconsolidated affiliates	82,571	22,252
Other assets, net	14,401	14,298
Total assets	$1,005,486	$916,644
Liabilities and Partners’ Capital
Current liabilities
Accounts payable	$3,754	$20,326
Accrued gas purchases	7,881	14,326
Accrued expenses and other current liabilities	17,364	25,800
Current portion of long-term debt	—	2,908
Risk management liabilities	—	215
Total current liabilities	28,999	63,575
Asset retirement obligations	35,254	34,645
Other liabilities	299	126
Long-term debt	508,650	372,950
Deferred tax liabilities	9,075	8,199
Total liabilities	582,277	479,495
Commitments and contingencies
Convertible preferred units
Series A convertible preferred units (8,930 thousand and 5,745 thousand units issued and outstanding as of September 30, 2015 and December 31, 2014, respectively)	165,332	107,965
Equity and partners' capital
General Partner Interests (536 thousand and 392 thousand units issued and outstanding as of September 30, 2015 and December 31, 2014, respectively)	(105,869)	(2,450)
Limited Partner Interests (30,269 thousand and 22,670 thousand units issued and outstanding as of September 30, 2015 and December 31, 2014, respectively)	325,867	294,695
Series B convertible units (1,325 thousand and 1,255 thousand units issued and outstanding as of September 30, 2015 and December 31, 2014, respectively)	33,377	32,220
Accumulated other comprehensive income (loss)	(22)	2
Total partners’ capital	253,353	324,467
Noncontrolling interests	4,524	4,717
Total equity and partners' capital	257,877	329,184
Total liabilities, equity and partners' capital	$1,005,486	$916,644

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except for per unit amounts)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Revenue	$54,825	$69,699	$186,485	$227,940
Gain (loss) on commodity derivatives, net	816	606	1,274	283
Total revenue	55,641	70,305	187,759	228,223
Operating expenses:
Purchases of natural gas, NGLs and condensate	24,431	46,690	86,742	155,729
Direct operating expenses	15,328	11,884	43,162	31,889
Selling, general and administrative expenses	7,639	5,875	20,145	17,105
Equity compensation expense	574	337	2,822	1,132
Depreciation, amortization and accretion expense	9,160	5,706	28,099	19,350
Total operating expenses	57,132	70,492	180,970	225,205
Gain (loss) on sale of assets, net	(32)	(103)	(3,010)	(124)
Operating income (loss)	(1,523)	(290)	3,779	2,894
Other income (expense):
Interest expense	(3,553)	(1,430)	(9,719)	(5,013)
Other income (expense)	—	(672)	—	(672)
Earnings in unconsolidated affiliates	1,094	117	1,265	117
Net income (loss) before income tax (expense) benefit	(3,982)	(2,275)	(4,675)	(2,674)
Income tax (expense) benefit	(592)	(122)	(1,065)	(260)
Net income (loss) from continuing operations	(4,574)	(2,397)	(5,740)	(2,934)
Income (loss) from discontinued operations, net of tax	(53)	(26)	(79)	(582)
Net income (loss)	(4,627)	(2,423)	(5,819)	(3,516)
Net income (loss) attributable to noncontrolling interests	34	33	80	207
Net income (loss) attributable to the Partnership	$(4,661)	$(2,456)	$(5,899)	$(3,723)

General Partner's Interest in net income (loss)	$(60)	$(32)	$(76)	$(48)
Limited Partners' Interest in net income (loss)	$(4,601)	$(2,424)	$(5,823)	$(3,675)

Distribution declared per common unit (a)	$0.4725	$0.4625	$1.4175	$1.3775
Limited partners' net income (loss) per common unit
Basic and diluted:
Income (loss) from continuing operations	$(0.48)	$(0.58)	$(1.02)	$(1.52)
Income (loss) from discontinued operations	—	—	—	(0.05)
Net income (loss)	$(0.48)	$(0.58)	$(1.02)	$(1.57)
Weighted average number of common units outstanding:
Basic and diluted	23,987	13,204	23,154	11,409

(a)    Distributions declared and paid during the three and nine months ended September 30, 2015 and 2014 related to prior periods' earnings.

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Nine months ended September 30,
	2015	2014
Cash flows from operating activities
Net income (loss)	$(5,819)	$(3,516)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion expense	28,099	19,350
Amortization of deferred financing costs	1,029	1,894
Amortization of weather derivative premium	694	794
Unrealized (gain) loss on commodity derivatives, net	(523)	(592)
Non-cash compensation expense	2,891	1,200
Postretirement expense (benefit)	55	(35)
(Gain) loss on sale of assets, net	3,160	209
Loss on impairment of noncurrent assets held for sale	—	673
Deferred tax expense (benefit)	876	(58)
Changes in operating assets and liabilities, net of effects of assets acquired and liabilities assumed:
Accounts receivable	(42)	(599)
Unbilled revenue	8,554	1,913
Risk management assets and liabilities	(875)	(965)
Other current assets	1,996	2,858
Other assets, net	21	(608)
Accounts payable	(3,847)	624
Accrued gas purchases	(6,445)	(2,734)
Accrued expenses and other current liabilities	1,652	(1,446)
Asset retirement obligations	—	(690)
Other liabilities	155	(32)
Net cash provided by operating activities	31,631	18,240
Cash flows from investing activities
Cost of acquisitions, net of cash acquired and settlements	7,383	(110,909)
Additions to property, plant and equipment	(111,864)	(41,257)
Proceeds from disposals of property, plant and equipment	4,797	6,323
Investment in unconsolidated affiliates	(64,406)	(12,000)
Return of capital from unconsolidated affiliates	5,303	983
Restricted cash	6,475	—
Net cash used in investing activities	(152,312)	(156,860)
Cash flows from financing activities
Proceeds from issuance of common units to public, net of offering costs	80,983	204,335
Unitholder contributions	1,905	2,896
Unitholder distributions	(36,935)	(19,549)
Issuance of Series A Units	45,000	—
Issuance of Series B Units	—	30,000
Unitholder distributions for Delta House	(100,649)	—
Acquisition of noncontrolling interests	(74)	(8)
Net distributions to noncontrolling interests	(101)	(273)
LTIP tax netting unit repurchase	(755)	(253)
Payment of deferred financing costs	(1,984)	(3,380)

Payments on other debt	(2,908)	(2,217)
Borrowings on other debt	—	170
Payments on long-term debt	(152,000)	(212,670)
Borrowings on long-term debt	287,700	139,635
Net cash provided by financing activities	120,182	138,686
Net increase (decrease) in cash and cash equivalents	(499)	66
Cash and cash equivalents
Beginning of period	499	393
End of period	$—	$459
Supplemental cash flow information
Interest payments, net	$7,606	$4,064
Supplemental non-cash information
Increase (decrease) in accrued property, plant and equipment	$(24,666)	$17,746
Accrued paid in-kind unitholder distributions for Series A Units	12,598	9,925
In-kind unitholder distributions for Series B Units	1,157	1,671

American Midstream Partners, LP and Subsidiaries
Reconciliation of Adjusted EBITDA and Distributable Cash Flow
to Net income (loss) attributable to the Partnership
(Unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Reconciliation of Adjusted EBITDA to Net income (loss) attributable to the Partnership:
Net income (loss) attributable to the Partnership	$(4,661)	$(2,456)	$(5,899)	$(3,723)
Add:
Depreciation, amortization and accretion expense	9,160	5,706	28,099	19,350
Interest expense	3,285	1,184	9,029	4,028
Debt issuance costs	1,708	3,226	1,984	3,380
Unrealized (gain) loss on derivatives, net	(311)	(706)	(523)	(592)
Non-cash equity compensation expense	643	405	2,891	1,200
Transaction expenses	1,325	521	1,368	1,559
Income tax expense (benefit)	419	103	876	(58)
Loss on impairment of noncurrent assets held for sale	—	—	—	673
Return of capital from unconsolidated affiliates	3,974	983	5,303	983
General Partner contribution for cost reimbursement	330	—	330	—
Deduct:
COMA income	221	66	702	601
OPEB plan net periodic benefit	3	12	9	36
Gain (loss) on sale of assets, net	(182)	(103)	(3,160)	(209)
Adjusted EBITDA	$15,830	$8,991	$45,907	$26,372
Deduct:
Cash interest expense (a)	3,260	1,146	8,904	3,909
Normalized maintenance capital (b)	1,550	1,300	4,650	3,900
Series A convertible preferred payment	—	—	—	1,338
Distributable Cash Flow	$11,020	$6,545	$32,353	$17,225

(a)    Excludes amortization of debt issuance costs and mark-to-market adjustments related to interest rate derivatives.
(b)    Represents quarterly maintenance capital expenditures in each given period, which is what the Partnership expects to be required to maintain assets over the long term.

American Midstream Partners, LP and Subsidiaries
Reconciliation of Gross Margin to Net income (loss) attributable to the Partnership
(Unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Reconciliation of Gross Margin to Net income (loss) attributable to the Partnership:
Gathering and processing segment gross margin	$18,422	$10,513	$59,687	$31,122
Transmission segment gross margin	7,581	8,619	26,975	28,983
Terminals segment gross margin	3,131	2,200	8,553	6,475
Total Gross Margin	29,134	21,332	95,215	66,580
Plus:
Gain (loss) on commodity derivatives, net	816	606	1,274	283
Earnings in unconsolidated affiliates	1,094	117	1,265	117
Less:
Direct operating expenses (a)	13,714	10,282	38,369	27,050
Selling, general and administrative expenses	7,639	5,875	20,145	17,105
Equity compensation expense	574	337	2,822	1,132
Depreciation, amortization and accretion expense	9,160	5,706	28,099	19,350
(Gain) loss on sale of assets, net	32	103	3,010	124
Interest expense	3,553	1,430	9,719	5,013
Other expense	—	672	—	672
Other, net (b)	354	(75)	265	(792)
Income tax expense (benefit)	592	122	1,065	260
Gain (loss) from discontinued operations, net of tax	53	26	79	582
Net income (loss) attributable to noncontrolling interest	34	33	80	207
Net income (loss) attributable to the Partnership	$(4,661)	$(2,456)	$(5,899)	$(3,723)

(a)
Direct operating expenses includes Gathering and Processing segment direct operating expenses of $10.1 million and $5.2 million, respectively, and Transmission segment direct operating expenses of $3.6 million and $5.0 million, respectively, for the three months ended September 30, 2015 and 2014. Direct operating expenses related to our Terminals segment of $1.6 million and $1.6 million for the three months ended September 30, 2015 and 2014, respectively, are included within the calculation of Terminals segment gross margin.

Direct operating expenses includes Gathering and Processing segment direct operating expenses of $28.3 million and $15.2 million, respectively, and Transmission segment direct operating of $10.0 million and $11.9 million, respectively, for the nine months ended September 30, 2015 and 2014. Direct operating expenses related to our Terminals segment of $4.8 million and $4.8 million, respectively, for the nine months ended September 30, 2015 and 2014 are included within the calculation of Terminals segment gross margin.

(b)
Other, net includes realized gain (loss) on commodity derivatives of $0.6 million and less than ($0.1) million, respectively, and COMA income of $0.2 million and $0.1 million, respectively, for the three months ended September 30, 2015 and 2014.

Other, net includes realized gain (loss) on commodity derivatives of $1.0 million and $(0.2) million, respectively, and COMA income of $0.7 million and $0.6 million, respectively, for the nine months ended September 30, 2015 and 2014.

American Midstream Partners, LP and Subsidiaries
Segment Financial and Operating Data
(Unaudited, in thousands, except for operating and pricing data)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Segment Financial and Operating Data:
Gathering and Processing segment
Financial data:
Revenue	$40,103	$45,569	$138,991	$147,209
Gain (loss) on commodity derivatives, net	816	606	1,274	283
Total revenue	40,919	46,175	140,265	147,492
Purchases of natural gas, NGLs and condensate	22,055	35,024	79,645	115,383
Direct operating expenses	10,119	5,249	28,342	15,163
Other financial data:
Segment gross margin	$18,422	$10,513	$59,687	$31,122
Operating data:
Average throughput (MMcf/d)	332.1	229.8	344.0	259.9
Average plant inlet volume (MMcf/d) (a) (b)	120.7	62.1	125.5	78.6
Average gross NGL production (Mgal/d) (a) (c)	203.1	39.1	254.4	39.5
Average gross condensate production (Mgal/d) (a)	88.2	38.7	99.6	40.9
Average realized prices:
Natural gas ($/Mcf)	$2.99	$4.60	$3.11	$5.14
NGLs ($/gal)	$0.51	$0.97	$0.60	$1.02
Condensate ($/gal)	$0.91	$2.17	$1.00	$2.21
Transmission segment
Financial data:
Total revenue	$9,977	$20,328	$34,148	$69,417
Purchases of natural gas, NGLs and condensate	2,376	11,666	7,097	40,346
Direct operating expenses	3,595	5,033	10,027	11,887
Other financial data:
Segment gross margin	$7,581	$8,619	$26,975	$28,983
Operating data:
Average throughput (MMcf/d)	693.8	683.8	733.4	770.6
Average firm transportation - capacity reservation (MMcf/d)	623.6	534.2	658.4	568.8
Average interruptible transportation - throughput (MMcf/d)	405.3	393.4	421.9	463.9
Terminals segment
Financial data:
Total revenue	$4,745	$3,802	$13,346	$11,314
Direct operating expenses	1,614	1,602	4,793	4,839
Other financial data:
Segment gross margin	$3,131	$2,200	$8,553	$6,475
Operating data:
Contracted Capacity (Bbls)	1,587,900	1,244,333	1,453,678	1,223,478
Design Capacity (Bbls)	1,784,133	1,520,667	1,651,667	1,317,289
Storage utilization (d)	89.0%	81.8%	88.0%	92.9%

(a)	Excludes volumes and gross production under our elective processing arrangements.

(b)	Includes gross plant inlet volume associated with our interest in the Burns Point processing plant.

(c)	Includes net NGL production associated with our interest in the Burns Point processing plant.

(d)	Excludes storage utilization associated with our discontinued operations.

Appendix A

Note About Non-GAAP Financial Measures
Gross margin, Adjusted EBITDA and DCF are all non-GAAP financial measures. Each has important limitations as an analytical tool because it excludes some, but not all, items that affect the most directly comparable GAAP financial measures. Management compensates for the limitations of these non-GAAP financial measures as analytical tools by reviewing the nearest comparable GAAP financial measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.
You should not consider any of gross margin, Adjusted EBITDA or DCF in isolation or as a substitute for or more meaningful than our results as reported under GAAP. Gross margin, Adjusted EBITDA and DCF may be defined differently by other companies in our industry. Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.
We define Adjusted EBITDA as net income (loss) attributable to the Partnership, plus interest expense, income tax expense, depreciation expense, certain non-cash charges such as non-cash equity compensation, unrealized losses on commodity derivative contracts, return of capital from unconsolidated affiliates and selected charges that are unusual or nonrecurring, less interest income, income tax benefit, unrealized gains on commodity derivative contracts, amortization of commodity put purchase costs, and selected gains that are unusual or nonrecurring. The GAAP measure most directly comparable to Adjusted EBITDA is net income (loss) attributable to the Partnership.
DCF is a significant performance metric used by us and by external users of the Partnership's financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay the Partnership's unitholders. Using this metric, management and external users of the Partnership's financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. DCF is also an important financial measure for the Partnership's unitholders since it serves as an indicator of the Partnership's success in providing a cash return on investment. Specifically, this financial measure may indicate to investors whether we are generating cash flow at a level that can sustain or support an increase in the Partnership's quarterly distribution rates. DCF is also a quantitative standard used throughout the investment community with respect to publicly traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit's yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). DCF will not reflect changes in working capital balances.
We define DCF as Adjusted EBITDA plus interest income, less cash paid for interest expense, normalized maintenance capital expenditures, and dividends related to the Series A convertible preferred units. The GAAP financial measure most comparable to DCF is net income (loss) attributable to the Partnership.
The GAAP measure most directly comparable to forecasted Adjusted EBITDA and DCF is forecasted net income (loss) attributable to the Partnership. Net income (loss) attributable to the Partnership is forecasted to be approximately $(2) million to $(6) million in 2015 and approximately $28 million to $32 million in 2016.
This press release includes forecasted non-GAAP financial measures for the Delta House acquisition, including “Adjusted EBITDA.” The GAAP measure most directly comparable to Adjusted EBITDA is Net income (loss) attributable to the acquisition. The Partnership’s interest in Net income (loss) attributable to the acquisition is forecasted to be approximately $31 million for the twelve months following the acquisition and approximately $33 million for 2016.
Gross margin and segment gross margin are metrics that we use to evaluate our performance. We define segment gross margin in our Gathering and Processing segment as revenue generated from gathering and processing operations less the cost of natural gas, NGLs and condensate purchased and revenue from construction, operating and maintenance agreements ("COMA"). Revenue includes revenue generated from fixed fees associated with the gathering and treating of natural gas and from the sale of natural gas, NGLs and condensate resulting from gathering and processing activities under fixed-margin and percent-of-proceeds arrangements. The cost of natural gas, NGLs and condensate includes volumes of natural gas, NGLs and condensate remitted back to producers pursuant to percent-of-proceeds arrangements and the cost of natural gas purchased for our own account, including pursuant to fixed-margin arrangements.

We define segment gross margin in our Transmission segment as revenue generated from firm and interruptible transportation agreements and fixed-margin arrangements, plus other related fees, less the cost of natural gas purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define segment gross margin in our Terminals segment as revenue generated from fee-based compensation on guaranteed firm storage contracts and throughput fees charged to our customers less direct operating expense which includes direct labor, general materials and supplies and direct overhead.

We define gross margin as the sum of our segment gross margin for our Gathering and Processing, Transmission and Terminals segments. The GAAP measure most directly comparable to gross margin is net income (loss) attributable to the Partnership.